Exhibit 10.32
DATE: 8th FEBRUARY 2006
THE TENANCY AGREEMENT
Between
EUROPEAN SETTLED ESTATES PLC
And
RYDER SYSTEMS LIMITED
TENANCY AGREEMENT
Re: OFFICE SUITE 502, 504 & 506
DAISYFIELD BUSINESS CENTRE

TENANCY AGREEMENT DETAILS

Date	8th FEBRUARY. 2006

The Landlord	European Settled Estates Plc Whose registered Office is situated at: 80 New Bond Street London W1S 1DD

The Tenant	Ryder Systems Limited Suite 504/506 Daisyfield Business Centre Appleby Street Blackburn BB1 3BL

Company Reg No. 2185983

The Building	Daisyfield Business Centre
Appleby Street
Blackburn

The Surety

The Landlord’s Estate	The Landlord’s Estate at
Daisyfield Business Centre
Appleby Road
Blackburn

The Property	Office Suites numbered 502, 504 & 506 and shown for identification purposes only edged red on the attached plan and forming part of the Building

The Term	The period of 3 years commencing from and including 1st January 2006

The All-Inclusive Rent	The All-Inclusive Rent at the rate of £72,850 per annum for year 1 £73,850 for year 2 and £74,850 for year 3 (exclusive of VAT rates and other outgoings). The rent is to be paid by bankers standing order or direct debit (as the Landlord shall direct) by equal quarterly instalments in advance on the Rent Days.

The Rent Commencement	FIRST day of JANUARY 2006

Date

The Rent Days	1st April 1st July 1st October and 1st January

The Break Date	FIRST day of JULY 2007

The Deposit	Nil

The Permitted Use	Offices and any other use within Class B1 of the Town and Country Planning (Use Classes) Order 1987 (notwithstanding any amendment or revocation of such Order whenever made) to which the Landlord shall have given its consent (such consent not to be unreasonably withheld)

DEFINITIONS AND INTERPRETATION
The terms set out below shall have the following meanings:-
(a)	“the Common Parts” — all the estate roads and pavements shared car parks forecourts and other areas on the Landlord’s Estate and the entranceways passages staircases and lifts (if any) of the Building intended for common use (other than in or on any part of the Landlord’s Estate or the Building specifically demised to a tenant on terms such that tenant is to be responsible for the same);

(b)	“Conducting Media” — all wires pipes sewers watercourses and other conducting media (including all meters and other apparatus used in connection with them) for the provision or disposal of water soil gas or electricity telephone and similar communication or other facilities within the Estate or the Building.

(c)	“the Landlord” and “ the Tenant” — the persons respectively so named in the Tenancy Agreement Details and include their respective successors in title.

(d)	“the Surety” — the person (if any) so named in the Tenancy Agreement Details and includes his personal representatives.

(e)	“the Building” “the Landlord’s Estate” “the Rent” “the Rent Days” “the Deposit” and “the Permitted Use” — as respectively set out in the Tenancy Agreement Details.

(f)	“the Property” — as set out in the Tenancy Agreement Details and each and every part thereof and includes:-
(i)	all additions alterations and improvements to the same and the Landlord’s fixtures and fittings in and upon the same.

(ii)	the inside and outside of the windows and other lights and the frames glass equipment and fitments relating to windows and lights of the Property.

(iii)	the door frames equipment and fitments and any glass in the doors of the Property, the internal plaster or other surfaces of loadbearing walls and columns within the Property and of walls which form boundaries of the Property, the whole of all non-loadbearing walls within the Property.

(iv)	the flooring raised floors and floor screeds down to the joists or other structural parts supporting the flooring of the Property.

(v)	the plaster or other surfaces of the ceilings and the whole of any false ceilings.

(vi)	all Conducting Media which are placed within and exclusively serving the Property.

(vii)	all machinery and plant situated within and exclusively serving the Property but excludes the roof foundations joists and external walls and the conducting media and machinery and plant within but not exclusively serving the Property.
(g)	“the Term” — the term hereby granted together with any period of extension thereof or of any holding over whether by statute or at common law or otherwise.

(h)	“insured risks” — fire lightning explosion storm tempest flood bursting and overflowing of water tanks apparatus or pipes aircraft and things falling from aircraft impact and other risks which the Landlord reasonably considers it necessary to insure against.

(i)	“specified persons” — the Tenant’s employees invitees licencees or agents or other persons in or calling upon the Property (or any of them).

(j)	“VAT” — Value Added Tax or other tax of a similar nature.

(k)	agreements entered into by more than one person are joint and several agreements.

(l)	any reference to any Act of Parliament includes unless otherwise stated a reference to that Act as amended or replaced from to time and to any subordinate legislation made thereunder.

THE DEMISE
1.	THE Landlord lets and the Tenant takes ALL THAT Property TOGETHER with (in common with the Landlord and all others so entitled): (a) the right with or without vehicles to use the Estate roads and pathways for access to and egress from the Building, (b) the right to pass on foot over such of the common entrances passages staircases and lifts (if any) of the Building as may be reasonably necessary for access to and egress from the Property; and (c) the right of free passage and running of water soil gas electricity telephone communications and other facilities through such of the conducting media as are designed therefor which serve the Property but EXCEPTING AND RESERVING to the Landlord all subsisting rights and easements in respect of the Property and all rights of entry onto the Property for carrying out any work which the Landlord considers necessary (whether to the Property or neighbouring property) TO HOLD unto the Tenant for the Term PAYING THEREFOR the All-Inclusive Rent and all other amounts (including VAT and interest on arrears) payable to the Landlord under this Agreement from the Rent Commencement Date subject to variation of the same with effect from FIRST APRIL each year.
TENANTS OBLIGATIONS
2.	THE Tenant agrees with the Landlord throughout the Term:-

To pay rent and deposit
(1)	(a)	to pay the Rent on the Rent Days without any deduction or set off whatsoever,

	(b)	to pay the Deposit (if any) on the signing hereof.

To pay outgoings

(2)	(a)	to pay (or in the absence of separate assessment on the Property to repay to the Landlord on demand a fair proportion of) all rates taxes or outgoings (including monies due for water gas and electricity services and a contribution towards the Landlords transmission and the administration costs in supplying or dealing with such services) payable in respect of the Property.

	(b)	to pay VAT at the rate appropriate at the time of supply on any monies payable to the Landlord under this agreement (including Rent) on which VAT is or may at the election of the Landlord be payable.

To comply with legislation
(3)	(a)	to comply at its own expense with Acts of Parliament and requirements of any local or public authority or Court of competent jurisdiction relating to anything on or done on the Property.
(b)	to comply with the requirements of the supply authorities relating to any mains water electricity and (if applicable) gas in or for the Property and not to do anything which may result in the Landlord incurring any penalty damages compensation or expenses.
To repair and decorate and to enter
(4)	(a)	to keep the whole of the Property and the gas water electricity and sanitation installations the heating apparatus and fittings wires flues and pipes thereof exclusively serving the Property in good and substantial repair but the Tenant shall not be liable to carry out any work caused by a risk against which the Landlord has insured (unless the insurance has been vitiated or insurance monies refused as a result of any act or omission of the Tenant or any employee agent or invitee of his).
(b)	to redecorate the Property during the last three months of the term (howsoever it might end) in a proper manner and with good quality materials and to the satisfaction of the Landlord.

(c)	(Unless this function is provided by the Landlord as part of its provision of the Services) to service regularly in accordance with statutory requirements the heating installations within the Property.

(d)	to permit the Landlord and its agents to enter the Property (at reasonable times and on reasonable notice other than in case of emergency) to inspect its condition to take inventories and to exercise the rights reserved by this Agreement and to affix notices for the re-letting or sale of the Property.

Alterations
(5)	(a)	not to make any external alteration addition or improvement to the Property and not to commit or suffer any waste spoil or destruction to or on the Property nor without the Landlord’s prior consent in writing nor except in accordance with plans and specifications previously submitted in duplicate to and approved by the Landlord nor except to the reasonable satisfaction of the Landlord and subject to such reasonable conditions as the Landlord may impose to make or permit or suffer to be made any internal alterations partitioning or additions whatsoever to the Property.
(b)	not later than the end of the Term if required by the Landlord to restore the Property to the Landlord’s reasonable satisfaction
User
(6)	(a)	not to use or suffer the Property to be used for any purpose other than the Permitted Use the Landlord gives no warranty that the Permitted Use has been authorised by the planning legislation.
(b)	not to use or suffer the Property to be used for any illegal or immoral purposes nor for gambling and not to do or suffer in or on the Property anything which may be or tend to be a nuisance annoyance or disturbance to the Landlord or neighbouring owners or occupiers and not to sleep or reside or suffer anybody to sleep or reside on the Property.

(c)	not to block or impede or suffer to be blocked or impeded any part of the Common Parts.
Insurance
(7)	(a)	not to do or suffer to be done in or on the Property anything which may render void or voidable any policy or insurance maintained by the Landlord in respect of the Property or the Landlord’s Estate or (save with the Landlord’s consent in writing which may be given subject to such conditions as the Landlord may require) increase the rate of premium payable for the same and to comply at its own expense with all recommendations of the insurers and the relevant fire authority and if any insurance money is wholly or partially irrecoverable solely or partly because of any act or omission of the Tenant or any employees or invitees of the Tenant then to pay the Landlord such irrecoverable insurance monies on demand and to repay to the Landlord on demand all sums paid by way of increased premiums and all proper expenses incurred by the Landlord in or about the renewal of such policy or policies rendered necessary by the breach of this covenant.

(b)	to maintain full and adequate public liability and third party insurance cover in respect of the Property and the Tenant’s use of the same.

(c)	to pay to the Landlord on demand (in the event of a claim being made relating to the Property) the amount of any excess under any of the Landlord’s insurance policies.
Assigning and sub-letting
(8)	not to assign underlet charge or part with or share possession or occupation of the whole or any part of the Property or grant any part of the Property or grant any licence in respect of the same or hold its interest in the whole or any part of the Property as a nominee or upon trust for another.
Encroachments
(9)	not to permit any rights to be acquired or encroachments made against or upon the Property and to take such steps to prevent the same from being acquired or made as the Landlord may reasonably require.
Consent for signs
(10)	not to exhibit any signs or advertisements on or in the Property except a sign bearing the Tenant’s name or trading such style such sign to be approved by the Landlord.
Planning Control
(11)	(a)	not to commit or permit any breach of planning control or otherwise under the Town and Country Planning Act 1990 and the Planning and Compensation Act 1991 or any statutory modifications or re-enactments thereof.
(b)	not without the Landlord’s consent to apply for any planning permission relating to the Property but to obtain all other consents licences and approval which may be required in respect of the Tenant’s use of the Property and upon receipt of any notice permission order or proposal concerning the Property to forward a copy to the Landlord.

To pay expenses
(12)	(a)	to pay all expenses (including without prejudice to the generality thereof Solicitors’ Counsel’s Architect’s Surveyors’ and Bailiffs’ fees and other professional costs) and VAT thereon which may be incurred by the Landlord:-
(b)	in or in contemplation of any proceedings under Section 146 or 147 of the Law of Property Act 1925 or any statutory modification or re-enactment thereof for the time being in force or the preparation and service of any notice under those Sections notwithstanding that forfeiture may be avoided otherwise than by relief granted by the Court.

(c)	in respect of any application for any consent or the approval of any deed or document required under the Terms of this Agreement (whether or not such consent or approval shall be granted).

(d)	in the recovery or attempted recovery of arrears of rent and additional rent due from the Tenant hereunder.

(e)	in preparing and serving a schedule of dilapidations at any time during the term or within a reasonable time after its expiration or determination.
To comply with Regulations
(13)	to comply with such reasonable regulations as the Landlord shall make relating to the general management and control of the Landlord’s Estate the Building and the Common Parts.
To pay interest
(14)	to pay interest at the rate of 4% p.a. above the Base Rate from time to time of Royal Bank of Scotland plc all sums due to the Landlord from the Tenant under this Agreement (if not paid within 7 days after the due date) calculated from the date upon which such sums fall due until the date of actual payment.
To Indemnify
(15)	to indemnify the Landlord against (i) all breaches of the Tenant’s obligations herein contained and (ii) all damage occasioned to the Property and any neighbouring property and to any person caused by the act or default of the Tenant or persons in or calling upon the Property.

To yield up
(16)	quietly to deliver up the Property at the end of the Term (howsoever it might end) in a state consistent with the due observance and performance by the Tenant of his obligations herein contained and with vacant possession. Provided that the Tenant will on or before the expiry of the Term (however it may end) procure at its own cost and deliver to the Landlord’s certificate prepared by a suitably qualified electrician in accordance with the provisions of the Electricity at Work Act 1989.
Entry to remedy breach
(17)	within one month of the Landlord notifying the Tenant of any breach of the Tenant’s covenants (or sooner if reasonably required by the Landlord) to remedy the same AND if the Tenant shall default in doing so it shall be lawful for the Landlord to enter the Property to remedy any such breach and all costs and expenses thereby incurred shall be paid by the Tenant to the Landlord on demand as a debt due to the Landlord.
Overloading
(18)	Not to fix or place upon or permit or suffer to be fixed to or placed upon the Property any machinery article or substance which in the opinion of the Landlord may be liable to damage or overload the roofs or floors or other structural parts of the buildings included in the Property.
THE LANDLORD’S OBLIGATIONS
3.	Quiet possession The Landlord agrees with the Tenant:
(1)	that on condition that the Tenant pays the rent and observes and performs his obligations he shall have quiet enjoyment of the Property throughout the Term as against the Landlord or any person lawfully claiming under or in trust for it.
Insurance
(2)	(i)	to keep the Building insured in an insurance office of repute or with such underwriters and through such agency as the Landlord shall choose (and subject to such excesses exclusions limitations and conditions as the insurer may require or the Landlord may properly negotiate) against loss or damage by the Insured Risks and such other risks as the Landlord shall in its absolute discretion decide to be appropriate in a sum equal to the full reinstatement or replacement cost thereof from time to time and ancillary costs (such as site clearance and professional and planning fees) and an appropriate allowance for inflation.
(ii)	to maintain insurance cover (in such office or with such underwriters as aforesaid and subject as aforesaid) against the following ancillary costs:-
(a)	loss of Rent for two years or such longer period as the Landlord nay reasonably require;

(b)	third party and public liability risks in relation to the Common Parts; and

(c)	such other cover not otherwise herein specifically mentioned as the Landlord from time to time considers prudent.
(iii)	unless such insurance cover shall have been avoided or the payment of the insurance monies shall have been refused in whole or in part through any act neglect default or omission of the Tenant or any of the Specified Persons to apply the insurance monies received by the Landlord in respect of the Property (other than monies received for ancillary costs as aforesaid) in making good to the extent that the insurance monies allow with all reasonable speed the damage the subject of the insurance claim. Provided Always that if the rebuilding or reinstating of the Property or any part thereof shall be prevented or frustrated all such insurance monies relating to the Property shall be the absolute property of the Landlord.
Landlord’s Services
(3)	that on condition that the tenant pays rent and performs and observes his obligations under the lease the Landlord shall provide those Services specified under Schedule 1 hereof

OTHER CONDITIONS AND PROVISIONS
4.	PROVIDED always and it is hereby agreed:

Right of Re-entry
(1)	The Landlord shall be entitled to re-enter the Property or any part thereof in the name of the whole upon the happening of any one or more of the following events:-
(a)	the Rent or any part of it is in arrears for 7 days or more (whether formally demanded or not).

(b)	the Tenant or the Surety is in breach of any of its obligations.

(c)	the Tenant makes any composition with his creditors or execution against the Tenant is levied on the Property.

(d)	the Tenant or the Surety enters into liquidation (otherwise than for the purpose of amalgamation or reconstruction) or shall have an administration order made in respect of it under the Insolvency Act 1986 or if an administrator administrative receiver liquidator mortgage charges or a receiver shall be appointed or take possession or is adjudicated bankrupt or be the subject of an interim order under Part VIII of the Insolvency Act 1986.
and upon such re-entry this Agreement shall absolutely determine but without prejudice to any accrued course of action.
Notices
(2)	all notices hereunder shall be in writing and shall be sufficiently served if left at or sent by registered first class post or recorded delivery to the registered office (if any) or last known address of the person to be served or (in the case of a notice to the Tenant) if left at or sent by recorded delivery or registered post to the Property addressed to the Tenant or to “the Lessee” at the Property.
Compensation
(3)	the Tenant shall not be entitled to any compensation on quitting the Property (to the extent that the law allows this).

Damage and Accidents
(4)	the Landlord shall not in any circumstances be responsible or liable to the Tenant or (unless otherwise provided by statute) to persons in or calling upon the Property for (i) any damage or loss suffered by the Tenant or such others through any defect in the Landlord’s Estate or in the roof and main structure of the Property or the Building and (ii) any accident happening or injury (including death) suffered or any damage or loss sustained on the Property or the Landlord’s Estate to the Building.
Monies owing
(5)	all monies due and owing to the Landlord under the Terms of this Agreement shall be recoverable by the Landlord as if the same were unpaid rent.
Appropriation
(6)	the Landlord shall be entitled to credit all or any sums received from the Tenant against such items or arrears owing to the Landlord (be they arrears of rent service charge or insurance premium) as the Landlord shall in its absolute discretion think fit and in particular shall be entitled to credit monies most recently received against the longest outstanding arrears of rent service charge or insurance premium.
The Deposit
(7)	upon the expiry or earlier termination (for whatever reason) of the term the Deposit (if any) shall be returned to the Tenant without interest but the Landlord shall be entitled to deduct therefrom all arrears of rent service charge and insurance premium and all other monies costs damages or charges properly owing by the Tenant arising from a breach of the Tenant’s obligations.
Party Walls
(8)	such of the internal division walls as divide the Property from other premises on the Landlord’s Estate shall be deemed to be party walls and shall be maintained accordingly.
No Warranty
(9)	Nothing in this Agreement or in any consent granted by the Landlord under this Lease shall imply or warrant that the Property may lawfully be used under any legislation for the purposes authorised in this Lease.

Goods left on the Property
(10)	if after the expiration of the Term any goods or other property of the Tenant remains in or on the Property and the Tenant fails to remove it within seven days after the Landlord requests it to do so then the Landlord may as the Tenant’s agent (and the Tenant hereby appoints the Landlord to act in that behalf) sell such goods or property and shall hold the sale proceeds after deducting the costs and expenses of removal storage and sale reasonably and properly incurred by it and any other debts owed by the Tenant to the Landlord to the Tenant’s order PROVIDED THAT the Tenant will indemnify the Landlord against any liability it incurs to any third party whose property the Landlord sells in the bona fide mistaken belief (which shall be presumed unless proved otherwise) that such property belonged to the Tenant.
No waiver
(11)	no receipt of rent or other payment paid by direct debit standing order or otherwise inadvertently accepted by the Landlord or its personnel after notice or knowledge of any breach of any of the Tenant’s Covenants shall operate as a waiver wholly or partially of any such breach.
Rent abatement
(12)	In case the Property or any part thereof (or the means of access to the Property) shall at any time during the term be so damaged or destroyed by an insured risk so as to be unfit for occupation and use then (unless the insurance money shall be wholly or partially irrecoverable by reason solely or in part of any act or default on the part of the Tenant or the Tenant’s servants or agents) the Rent or a fair proportion thereof according to the nature and extent of the damage sustained shall from the date of such damage or destruction be suspended until the Property shall again be rendered fit for occupation and use or until the expiration of two years from the date of such destruction or damage (whichever shall be the shorter period) and any dispute with reference to this proviso shall be referred to arbitration in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof for the time being in force.
Option to Break
(13)	Either party may determine this agreement upon not less than 6 months notice expiring on the Break Date provided that the notice shall be deemed to be invalid if either parry is in breach of any term of this agreement on the date of service

SURETY OBLIGATIONS
5.	THE Surety acknowledges that the above Agreement was made at his request and agrees with the Landlord.
Tenant to perform Lease
(1)	that the tenant will punctually pay the Rent and will observe and perform all the Tenant’s obligations during the Term and that in case of any default by the Tenant in the payment of the Rent or the observance and performance of his obligations the Surety will make good to the Landlord all losses damages costs- and expenses arising out of such default and suffered or incurred by the Landlord.
Not to be affected by forbearance
(2)	(a) the Surety shall not be relieved from any liability hereunder nor shall the liability of the Surety be in any way exonerated or affected by reason of:
(i)	the fact that the Landlord does not strictly or timeously enforce the Tenant’s covenants herein against the Tenant or the refusal by the Landlord to accept rent tendered by or on behalf of the Tenant during a period in which the Landlord is entitled or would after service of a notice under Section 146 of the Law of Property Act 1925 be entitled to re-enter the demised premises.

(ii)	any variation of or addition to the terms of this Agreement in the meantime.

(iii)	any compromise or arrangement agreed between the Landlord and the Tenant in the meantime.

(iv)	any Consent given under this Agreement in the meantime.

(v)	any surrender by the Tenant of part only of the Property or

(vi)	(when the Surety comprises two or more persons) any release by the Landlord of any one or more of the other sureties.
(b)	any neglect or forbearance by the Landlord in enforcing the performance of the Tenant’s obligations and any time given by the Landlord to the Tenant shall not discharge the Surety either in whole or in part.

To take Lease on disclaimer
(3)	if the Trustee in Bankruptcy or the Liquidator of the Tenant disclaims this Agreement or if the Tenant (being a limited company) is dissolved or ceases to exist the Surety shall if so required by the Landlord enter into a tenancy agreement for the Property for a term equivalent to the residue of the Term unexpired at the date of the disclaimer (or as the case may be at the date of the dissolution or cesser) upon the same terms (subject to any necessary modification) as this Agreement such agreement to take effect from the date of disclaimer (or as the case may be at the date of the dissolution or cesser) and the Surety shall pay the reasonable and proper costs and disbursements of the Landlord or the Landlord’s solicitors (if applicable) in connection with the grant of such tenancy agreement to the Surety and the obtaining of any consents necessary therefore (including any costs or fees of the persons giving such consents).
CERTIFICATE
6.	WE certify that there is no Agreement for Lease to which this Agreement gives effect.
IN WITNESS whereof the parties hereto have executed this Tenancy as a Deed which is intended to he and which is hereby delivered the day and year first before written.

Schedule 1 — Landlord’s Services
Landlord to provide Services
Subject to the Tenant paying to the Landlord the rent promptly the Landlord shall provide the Services throughout the Term provided that the Landlord shall not be liable to the Tenant;-
(1)	for the interruption of a Service for reasons of inspection maintenance repair or other works (in which event the Landlord will restore the Service as soon as reasonably practicable),

(2)	for failure to provide a Service due to damage breakdown inclement weather shortage of fuel or water or any other cause beyond the Landlord’s reasonable control (although the Landlord will then take all reasonable steps to restore such Service or provide an alternative Service as soon as reasonably practicable);

(3)	for withdrawal of a Service if the Landlord reasonably considers it is no longer appropriate* or

(4)	in respect of any act omission or negligence of any employee of the Landlord or other person providing or purporting to provide any Service.
Part 1 — The Services
Part A (the Estate Services)
(a)	the lighting of any of the Common Parts of the Landlord’s Estate

(b)	the repair insurance maintenance and replacement from time to time of the roads, paths parking areas and loading bays or other Common Parts on the Landlord’s Estate any estate name boards and party walls or structures or walls or fences enclosing the Landlord’s Estate and all Conducting Media not used exclusively by a particular tenant on the Landlord’s Estate.

(c)	the cultivation of any planted or grassed areas of the Landlord’s Estate.

(d)	the provision of suitable refuse bins in the Common Parts of the Landlord’s Estate and the collection and removal of refuse.

(e)	discharging all rates, taxes, assessments, duties and impositions payable in respect of the Common Parts of the Landlord’s Estate.

(f)	security services including equipment.

(g)	servicing of heating apparatus within any of the buildings on the Estate other than that which is the responsibility of the Tenant under this Agreement or other tenants from time to time of the Building.

(h)	providing such other services or carrying out any other work which the Landlord shall from time to time consider necessary for the benefit of the Landlord’s Estate or the tenants or other occupiers of the Estate or otherwise in keeping with the principles of good estate management,

(i)	administering the services provided including the accounts and records thereof
Part B (“the Building” Services)
(1)	the repair maintenance and renewal of the Building except those parts which are the responsibility of the Tenant under this Agreement or other tenants from time to time of the Building.

(2)	the insurance maintenance and repair from time to time of the entranceways, passages, staircases and lifts (if any) communal toilets and washrooms and kitchens of the Building intended for common use.

(3)	lighting and heating of the Common Parts of the Building.

(4)	the cleaning of the Common Parts of the Building.

(5)	the provision of a reception facility to the Building where considered appropriate in the interests of good estate management.

(6)	supplying, maintaining, repairing and renewing as need be such fire fighting and alarm equipment in or on the Common Parts of the Building as the Landlord may deem desirable or necessary or as may be required to be supplied and maintained by it by statute or by the relevant fire authority or the Landlord’s Insurers.

(7)	maintenance, repair and replacement in the Building of an internal phone system and a burglar alarm system if deemed appropriate to provide same by the Landlord in the Building.

(8)	for the Property during usual business hours in so far as they are not separately supplied and metered reasonable heating, lighting and electric power.

(9)	any other services provided by the Landlord to the Building from time to time in accordance with the principles of good estate management and not expressly mentioned herein.

PROVIDED ALWAYS that the Landlord may withhold, add or extend, vary, terminate or make any alteration in the provision of the Services referred to in Parts A and B above or any of them from time to time if the Landlord deems it desirable to do so.

/s/ [ILLEGIBLE]
For and on behalf of the Landlord in the presence of:

Witnessed By:	/s/ Dawn Cartwright

Name:	DAWN CARTWRIGHT

Address:	Suite 401, Daisyfield Business Centre Appleby Street, Blackburn, Lancashire BB1 3BL

/s/ [ILLEGIBLE]
The Tenant or duly authorised for and on behalf of the Tenant in the presence of:

Witnessed By:	/s/ A. Wilson

Name:	A. WILSON

Address:	916 Whelley New Road, Blackburn.